FARBER

& HASS LLP

___________________________________________________________________________________________

Certified Public Accountants	888 West Ventura Blvd., Suite A	Telephone: (805) 504-8410
	Camarillo, California 93010	Facsimile:	(805) 388-1300

CONSENT OF

FARBER & HASS, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Remedent, Inc.

Xavier de Cocklaan 42

9831 Deurle, Belgium

We consent to the use of our report dated May 28, 2004, except Note 2 as to which the date is January 20, 2005 with respect to the consolidated financial statements of Remedent, Inc. as of March 31, 2004 and for the year ended, in the Registration Statement on Form SB-2 (the "Registration Statement") and related Prospectus of Remedent, Inc. We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ Farber & Hass, LLP

Camarillo, California

Dated: August 3, 2005